Putnam Global Utilities Fund, as of August 31, 2017 annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1 (000s omitted)

Class A	2,713
Class B	40
Class C	55
Class M	14

72DD2 (000s omitted)

Class R	7
Class Y	103

73A1

Class A	0.216
Class B	0.123
Class C	0.121
Class M	0.157

73A2

Class R	0.188
Class Y	0.246

74U1 (000s omitted)

Class A	11,665
Class B	289
Class C	374
Class M	89

74U2 (000s omitted)

Class R	45
Class Y	474

74V1

Class A	13.78
Class B	13.73
Class C	13.66
Class M	13.76

74V2

Class R	13.77
Class Y	13.78

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.